Exhibit 99.1

VAALCO Energy Announces Strong 2005 Results

HOUSTON, March 8 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY) (the “Company”) announced that total oil and gas sales for 2005 were $84.9 million, up from $56.5 million in 2004, leading to operating income of $63.6 million for 2005 up from $40.3 million in 2004. Net income for 2005 was a record $29.2 million as compared to net income of $22.9 million in 2004. In 2005, earnings per diluted share were $0.50 up from $0.39 per diluted share in 2004.

The increase in income was due to higher crude oil sales as VAALCO sold approximately 1,638,000 barrels of oil equivalent in the year ended December 31, 2005 compared to 1,473,000 barrels of oil equivalent in the year ended December 31, 2004. Crude oil prices were also higher averaging $52.02 per barrel of oil equivalent in 2005 as compared to $38.36 in 2004.

For the fourth quarter of 2005 oil and gas sales were $18.9 million as compared to $18.5 million in 2004. Operating income was $13.8 million for the quarter compared to $13.2 million in 2004. Net income was $5.0 million or $0.09 per diluted share in the quarter compared to $4.6 million or $0.08 per diluted share in 2004. The Company sold 327,000 net barrels at an average price of $57.88 per barrel during the fourth quarter of 2005 or approximately 95,000 fewer barrels when compared to 422,000 barrels sold in the fourth quarter of 2004 at an average price of $43.84 per barrel. With production averaging approximately 18,000 barrels per day (approximately 4,300 barrels per day net to VAALCO) unsold crude oil remaining in the FPSO at year end was approximately 600,000 barrels (approximately 150,000 barrels net to VAALCO).

Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was $38.4 million in the year ended December 31, 2005, compared to $30.9 million for the year ended December 31, 2004.

The Company finished the year with proved developed producing reserves of 5.3 million barrels oil equivalent at year end 2005 compared to 4.7 million barrels oil equivalent at year end 2004. Total proved reserves at year end 2005 were 7.8 million barrels compared to 8.7 million barrels oil equivalent at year end 2004. The Company recorded positive revisions to reserves at the Etame field of 0.7 million barrels, partially offsetting the 1.6 million barrels of production. The Company carried proved undeveloped reserves at the Avouma field, which is under development, of approximately 1.4 million barrels. No reserves were booked for the Ebouri field in 2005 as delays in the processing of new seismic over the field have pushed the submission of the development plan to the government into 2006. The Company anticipates booking reserves for Ebouri in 2006.

Robert L. Gerry, III, Chairman and CEO stated, “While 2005 was a very good year for VAALCO our challenge is for the years ahead. We must grow our reserves and production to remain competitive in the market place. I believe we have the ingredients in place to meet this challenge starting at year-end 2006 when the Avouma field comes online adding between 10,000 - 12,000 barrels per day (2,400-2,800 net barrels per day to VAALCO) to the consortium’s production. Our new concession onshore Gabon and our recently announced North Sea affiliations are exciting building blocks for our future growth. We intend to pursue additional projects to further add shareholder value.”

Summary financial statistics are provided in the tables below.

Abbreviated financial results:

	Three Months Ended December 31,		Year Ended December 31,

(Unaudited-in thousands of dollars)	2005	2004	2005	2004

Revenues	18,952	18,481	84,935	56,502
Operating costs and expenses	5,120	5,298	21,358	16,234
Operating Income (Loss)	13,832	13,183	63,577	40,268
Other Income (Expense)	337	(74)	812	(198)
Income tax expense	(8,402)	(5,718)	(31,491)	(11,972)
Loss from discontinued operations	(53)	(1,950)	(69)	(2,091)
Minority Interest in earnings of subsidiaries	(695)	(852)	(3,647)	(3,069)
Net Income	5,019	4,589	29,182	22,938
Diluted Income per Common Share	$0.09	$0.08	$0.50	$0.39

Proved Reserves:

	Oil (MBbls)	Gas (MMcf)

BALANCE AT DECEMBER 31, 2003	9,011	140
Production	(1,469)	(22)
Revisions	96	(64)
Additions	1,447	—
Sale of reserves in place	(351)	—
BALANCE AT DECEMBER 31, 2004	8,734	54
Production	(1,635)	(17)
Revisions	728	(16)
BALANCE AT DECEMBER 31, 2005	7,827	21

Discretionary Cash Flow:

Unaudited - (thousands of dollars)	Year Ended December 31, 2005	Year Ended December 31, 2004

Net Income	29,182	22,938
Depletion, depreciation and amortization	5,369	4,749
Other non-cash charges:
Minority interest	3,647	3,069
Amortization of capitalized debt issuance costs	159	165
Discretionary cash flow	38,357	30,921

Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities. Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP). The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Year Ended December 31, 2005	Year Ended December 31, 2004

Discretionary Cash Flow	38,357	30,921
Working Capital Changes, net of non-cash	(5,165)	(8,592)
Loss on sales of assets	—	191
Exploration expense	2,709	267
Net cash provided by operating activities	35,901	22,787

Summary Statistics

	Three Months Ended December 31,		Year Ended December 31,

(Unaudited)	2005	2004	2005	2004

Net oil and gas sales (MBOE)	327	422	1,638	1,473
Average price ($/bbl)	$57.88	$43.84	$52.02	$38.36
Production costs ($/bbl)	$6.63	$6.76	$6.46	$6.76
Depletion costs ($/bbl)	$3.16	$3.65	$3.28	$3.22
General and administrative costs ($/bbl)	$5.49	$0.60	$1.65	$0.86
Debt/Proved reserves ($/BOE)	—	—	$0.19	$0.43
Capital Expenditures ($thousands)	—	—	13,347	14,024
Debt/Capitalization ($/$)	—	—	$0.02	$0.05
Cash and cash equivalents ($thousands)	—	—	43,880	27,574
Working capital ($thousands)	—	—	47,749	26,010
Total long term debt ($thousands)	—	—	250	1,500

Basic and diluted shares consist of the following:

	Three months ended		Year ended

Item	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Basic weighted average common stock issued and outstanding	56,943,430	32,262,982	51,772,219	26,604,299
Preferred stock convertible to common stock	—	18,334,250	3,817,542	22,942,168
Dilutive warrants	—	5,400,490	977,504	5,831,837
Dilutive options	1,446,252	3,021,139	1,686,170	2,779,075
Total diluted shares	58,389,683	59,018,860	58,253,435	58,157,379

The Company has scheduled a conference call on Thursday, March 9, 2006 at 2:00 pm CDT. Interested parties may participate in the call by dialing 1-866-686-6743.

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                                  03/08/2006
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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